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                                                                     Exhibit 5.1


                      [Letterhead of Dorsey & Whitney LLP]

                                                                 August 27, 1999

ARIS Corporation
2229 112th Avenue N.E.
Bellevue, Washington 98004

            Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

      We have acted as counsel to ARIS Corporation, a Washington corporation (the "Company"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the issuance by the Company of shares of common stock of the Company, without par value (the "Common Stock"), to the shareholders of fine.com International Corp., a Washington corporation ("fine.com"), in connection with the merger of fine.com with and into a wholly owned subsidiary of the Company as described in the Registration Statement (the "Merger").

      We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Common Stock will be issued and delivered in exchange for shares of common stock of fine.com as described in the Registration Statement.

      Based on the foregoing, we are of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Registration Statement have been duly authorized by all requisite corporate action and, upon issuance and delivery thereof in exchange for shares of common stock of fine.com in the Merger as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

      Our opinions expressed above are limited to the laws of the State of Washington.

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      We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement, to the incorporation by reference into the Registration Statement of the form of our tax opinion addressed to the Company and fine.com and to the incorporation by reference into the Registration Statement of the references to our firm under the headings "The Merger--Material Federal Income Tax Consequences", "The Merger Agreement--Conditions to the Completion of the Merger" and "Legal Matters" in the Proxy Statement/Prospectus constituting part of the Registration Statement.


                                    Very truly yours,


                                    /s/ DORSEY & WHITNEY LLP